ACTION BY UNANIMOUS WRITTEN CONSENT
                              OF THE SOLE DIRECTOR
                OF ELECTRONIC ENGINEERING AND DESIGN CORPORATION,
                             a Delaware Corporation




         The undersigned, constituting holders of the issued and outstanding shares of common stock of Electronic Engineering and Design Corporation (the "Company"), entitled to vote, acting without notice or meeting, do hereby waive notice and holding of such meeting and consent to, adopt and vote in favor of the following resolutions, such consent to have the same force and effect as a vote of the shareholders at meetings duly held:

1.       Acceptance of Resignations

         BE IT RESOLVED, pursuant to Board recommendation and approval, that the Company is authorized to accept the resignations of George Todt, Jim Walters and Mary Elizabeth Rowbottom

Date:    January 14, 2000



ELECTRONIC ENGINEERING AND DESIGN CORPORATION



By:      /s/ George Todt
         --------------------
         George Todt, Director